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                                                                      EXHIBIT 16

KPMG PEAT MARWICK LLP

     Suite 2800             Telephone 704 335 5300          Telefax 704 335 5377
     Two First Union Center
     Charlotte, NC  28282-8290



September 16, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Insteel Industries, Inc. and, under the date of October 24, 1995, we reported on the consolidated financial statements of Insteel Industries, Inc. and subsidiaries as of and for the year ended September 30, 1995. On September 13, 1996, our appointment as principal accountants was terminated. We have read Insteel Industries, Inc.'s statements included under Item 4 of its Form 8-K dated September 13, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with Insteel Industries, Inc.'s statement that on September 13, 1996, the Executive Committee of the Company's Board of Directors, acting upon the recommendation of the Audit Committee, approved the engagement of Arthur Andersen LLP as the Company's principal accountants.

Very truly yours,


KPMG Peat Marwick LLP


cc:     Mr. Michael C. Gazmarian
        Chief Financial Officer
        Insteel Industries, Inc.